As filed with the Securities and Exchange Commission on May 11, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
EXAGEN INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0434866
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1261 Liberty Way
Vista, California 92081
(Address of principal executive offices) (Zip code)
Exagen Inc. 2019 Incentive Award Plan
Exagen Inc. 2019 Employee Stock Purchase Plan
(Full title of the plans)

Fortunato Ron Rocca
President and Chief Executive Officer
Exagen Inc.
1261 Liberty Way
Vista, California 92081
(760) 560-1501
(Name, address, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.001 par value	1,008,532 (3)	$15.30	$15,430,539.60	$1,683.47
Common stock, $0.001 par value	252,133 (4)	$15.30	$3,857,634.90	$420.87
Total	1,260,665		$19,288,174.50	$2,104.34

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as a result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price per Share and the Proposed Maximum Aggregate Offering Price are based upon the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Market on May 6, 2021, which date is within five business days prior to filing this Registration Statement.

(3)	Represents additional shares of the Registrant's common stock that became available for issuance under the 2019 Plan, pursuant to the evergreen provision of the 2019 Plan.

(4)	Represents additional shares of the Registrant's common stock that became available for issuance under the 2019 ESPP, pursuant to the evergreen provision of the 2019 ESPP.
Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted under the above-named plans are granted, exercised and/or distributed.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission for the purpose of registering an additional 1,260,665 shares of common stock of Exagen Inc. (the "Registrant") issuable or which may become issuable under the Exagen Inc. 2019 Incentive Award Plan (the "2019 Plan") and the Exagen Inc. 2019 Employee Stock Purchase Plan (the "2019 ESPP") pursuant to the evergreen provision of such plans.
Pursuant to General Instruction E on Form S-8, the contents of the prior registration statement on Form S-8, File No. 333-233878, previously filed with respect to the 2019 Plan and 2019 ESPP, are incorporated into this Registration Statement by reference to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
In this Registration Statement, Exagen Inc. is sometimes referred to as "Registrant," "we," "us" or "our."
Item 3. Incorporation of Documents by Reference
The Securities and Exchange Commission ("SEC") allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:
•The Registrant's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 16, 2021 and Amendment No. 1 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the SEC on April 1, 2021;
•The Registrant's Current Reports on Form 8-K filed with the SEC on March 22, 2021 and March 23, 2021;
•The Registrant's Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 27, 2021; and
•The description of the Registrant's common stock set forth in the Registrant's registration statement on Form 8-A12B (Registration No. 001-39049), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on September 13, 2019, including any amendments or reports filed for the purpose of updating such description.
In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Exhibit Filing Date	Filed/Furnished Herewith
3.1	Form of Amended and Restated Certificate of Incorporation.	8-K	001-39049	3.1	9/23/2019
3.2	Form of Amended Restated Bylaws.	8-K	001-39049	3.1	3/22/2021
4.1	Specimen stock certificate evidencing the shares of common stock.	S-1/A	333-233446	4.1	9/9/2019
5.1	Opinion of Latham & Watkins LLP.					X
10.1	Exagen Inc. 2019 Incentive Award Plan.	S-1/A	333-233446	10.3	9/9/2019
10.2	Form of Option Agreement under Exagen Inc. 2019 Incentive Award Plan.	S-1/A	333-233446	10.4	9/9/2019
10.3	Form of Restricted Stock Unit Agreement under Exagen Inc. 2019 Incentive Award Plan.	10-K	001-39049	10.5	3/16/2021
10.4	Exagen Inc. 2019 Employee Stock Purchase Plan.	S-1/A	333-233446	10.5	9/9/2019
23.1	Consent of BDO USA, LLP, independent registered public accounting firm.					X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					X
24.1	Power of Attorney (see signature page)					X

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on May 11, 2021.

EXAGEN INC.

by:	/s/ Fortunato Ron Rocca
Fortunato Ron Rocca
President and Chief Executive Officer
(Principal Executive Officer)

Each person whose signature appears below hereby constitutes and appoints Fortunato Ron Rocca and Kamal Adawi, and each of them singly (with full power to each of them to act alone), his attorneys-in-fact, each with the full power of substitution, for him in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fortunato Ron Rocca	President, Chief Executive Officer and Director	May 11, 2021
Fortunato Ron Rocca	(Principal Executive Officer)

/s/ Kamal Adawi	Chief Financial Officer and Corporate Secretary	May 11, 2021
Kamal Adawi	(Principal Financial and Accounting Officer)

/s/ Brian Birk	Chairman of the Board of Directors	May 11, 2021
Brian Birk

/s/ Jeff Elliott	Director	May 11, 2021
Jeff Elliott

/s/ Wendy S. Johnson	Director	May 11, 2021
Wendy S. Johnson

/s/ Tina S. Nova, Ph.D.	Director	May 11, 2021
Tina S. Nova, Ph.D.

/s/ Ebetuel Pallares, Ph.D.	Director	May 11, 2021
Ebetuel Pallares, Ph.D.

/s/ Bruce C. Robertson, Ph.D.	Director	May 11, 2021
Bruce C. Robertson, Ph.D.

/s/ James L.L. Tullis	Director	May 11, 2021
James L.L. Tullis